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                                                                     Exhibit 3.1

                               Chapman and Cutler
                             111 West Monroe Street
                            Chicago, Illinois  60603

                                  July 7, 1995


Kemper Unit Investment Trusts
77 West Wacker Drive, 29th Floor
Chicago, Illinois  60601

          Re:           Kemper Defined Funds Series 45
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Gentlemen:

     We have served as counsel for Kemper Unit Investment Trusts, a service of Kemper Securities, Inc., as Sponsor and Depositor of Kemper Defined Funds Series 45 (the "Fund") in connection with the preparation, execution and delivery of the Trust Agreement dated the date of this opinion between Kemper Unit Investment Trusts, as Depositor, and Investors Fiduciary Trust Company, as Trustee, pursuant to which the Depositor has delivered to and deposited the Securities listed in the Schedules to each Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor certificates representing Units of fractional undivided interest in and ownership of each Trust in the Fund (hereinafter referred to as the "Units"), created under said Trust Agreements.

     In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:


            1. The execution and delivery of each Trust Agreement and the execution and issuance of certificates evidencing the Units in each Trust in the Fund have been duly authorized; and

            2. The certificates evidencing the Units in each Trust in the Fund, when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreements, will constitute valid and binding obligations of such Trusts and the Depositor in accordance with the terms thereof.
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                                      -2-


     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 33-60401) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.


                                       Respectfully submitted,



                                       CHAPMAN AND CUTLER